Exhibit 10.8

July 31, 2006

Personal and Confidential

Tom Burger

6 Fairway Drive

Hopewell, NJ 08525

Dear Tom:

Aegerion Pharmaceuticals, Inc. (“Aegerion” or the “Company”) is pleased to offer you the full-time position of Vice President of Business Development, reporting initially to Jerry Wisler. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals. You are scheduled to begin your “at-will” employment with the Company on August 14, 2006.

Compensation and Benefits

You will be paid an initial biweekly salary of $8,653.85 ($225,000 on an annualized basis) (the “Base Salary”), which will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

In addition to your Base Salary, you will be eligible to earn a merit bonus of up to 25% of your Base Salary. The magnitude of the bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) and your manager in their sole discretion, based upon your achievement of a series of mutually agreed upon performance milestones. Your achievement of such milestones shall be determined by the Board and your manager in their sole discretion. The bonus, if any, shall be paid at a time and in a manner as determined by the Company in its sole discretion. You must be employed by Aegerion in the role of Vice President of Business Development at the time of any such bonus payment in order to be eligible for any such payment.

In addition, you will be granted an option to purchase 300,000 shares of the Company’s common stock under the existing stock option program. The exercise price of the options will be at fair market value on your first date of employment. The terms of this grant shall be subject to and governed by the Company’s stock plan and a Stock Option Agreement between you and the Company (the “Option Agreement”).

You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: eligibility to accrue vacation time, paid holidays, a 401(k) plan and contributory health/dental insurance. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you during your new hire orientation. Please note that the Company may modify compensation and benefits at its discretion.

Certain Conditions of Employment

You will be required to sign the attached Business Protection Agreement as a condition of your employment with the Company. This Agreement is attached hereto as Exhibit A. You acknowledge that the Business Protection Agreement shall remain in full force and effect regardless of any change in your position, compensation or any other term and conditions of your employment with the Company in accordance with the terms contained therein.

In addition, you represent and warrant that your employment with the Company and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are a party; or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided consulting services. You further represent and warrant that you have delivered or disclosed, as the case may be, to the Company all agreements, contracts and obligations relevant to clauses (i) and (ii) above. In addition, you must execute the document attached hereto as Exhibit B as a condition of your employment.

Please note that as conditions of this offer and your employment you will need to complete an employment application, background and/or reference check to the Company’s satisfaction, and you will need to execute the forms necessary for the processing of such background check. Moreover, please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment.

Severance Eligibility

In the event that your employment is terminated by the Company without Cause (as such term is defined in Section 3(b) of the Option Agreement) at any time after the ninety (90) day period following your commencement date, you will be eligible to receive a severance package, provided that you (i) execute a comprehensive release agreement in the Company’s favor, and (ii) comply with all post-employment restrictions, including those set forth in the Business Protection Agreement. Specifically, assuming that you meet the conditions set forth in sections (i) and (ii) of this paragraph, you will be eligible to receive the following: (a) nine (9) months of your base monthly salary at the rate in effect at the time of such termination; and (b) if you elect after the termination date and in accordance with the provisions of COBRA (or the New Jersey state law equivalent of COBRA, whichever is applicable) to continue health coverage under the same plans available to active Company employees, under the same rules, restrictions and regulations applicable thereto, the Company shall make premium payments on your behalf until the earlier of (i) nine months from the date of termination, or (ii) the date on which you become ineligible to receive COBRA or state benefits law benefits. Thereafter, you will be responsible for any such health insurance continuation payments.

Such severance payments and COBRA premiums will be paid in substantially the same manner and form as the Company paid such salary and health insurance premiums in the three (3) month period preceding termination. It is intended that no severance or other payment pursuant to this offer letter will give rise to any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code, as amended. The severance provision herein shall be interpreted and applied to that end, and no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under said Section 409A. Should there be a reasonable possibility that a provision of this offer letter could give rise to such adverse tax consequences, any payments or other benefits under this policy shall be paid ‘as promptly as possible but without giving rise to any such adverse consequences.

Your severance will be subject to set off or cessation in the event that you obtain other employment or consulting/contract work (whether full-time or part-time) during such severance period (about which you agree to immediately advise the Company) or violate the release agreement or any post-employment restrictions.

In addition, please note that in the event that your employment is terminated by the Company for Cause, or in the event that you terminate your employment for any reason (including by reason of your death or “Disability, as that term is defined in Section 3(a) of the Option Agreement), you will not be eligible for a severance package.

General

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company, except for the Company’s at-will policy, which cannot be modified. Please note that nothing in this offer letter is a promise or guarantee of employment for any specific period of time or continued employment. In this regard, the Company has found that an at-will relationship is in the best interests of both the Company and its employees. As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice.

We look forward to having you join Aegerion. We hope you will be a very valuable contributor to our team going forward. Please provide a response to this letter within seven (7) days.

Sincerely,

By:	/s/ Gerald Wisler
Title:	President and Chief Executive Officer

Enclosures

Exhibit A

Business Protection Agreement

BUSINESS PROTECTION AGREEMENT

This Agreement is entered by and between Aegerion Pharmaceuticals, Inc. (hereinafter the “Company”), and Tom Burger (hereinafter the “Employee”),

WHEREAS, Employee acknowledges that he/she will be provided with the Company’s trade secrets and/or valuable confidential business information, and, in addition, will develop, substantial relationships with, and be introduced to, prospective and existing customers and clients of the Company, and, as a result, shall benefit from the Company’s good will;

WHEREAS, Employee acknowledges that he/she will receive training from the Company;

WHEREAS, this Agreement is a material part of the consideration of Employee’s employment with the Company, and the Company would not have hired Employee but for Employee’s agreement to the terms and conditions of this Agreement;

WHEREAS, the Company is willing to employ Employee, and Employee is willing to accept his/her employment with the Company, upon the terms and subject to the conditions hereinafter set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, Employee’s employment, and the compensation paid to Employee by the Company, the parties agree as follows:

1. Employment At Will.

(a) Employee understands that neither this Agreement nor any other document or representation regarding employment with the Company constitutes an implied or written employment contract for continued employment with the Company. Rather, Employee’s employment with the Company is on an “at-will” basis. Accordingly, Employee understands and agrees that either Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without cause and with or without notice.

(b) Employee will perform and carry out such duties and/or responsibilities as may from time to time be assigned to Employee by the Company in its sole discretion. The Company may also modify or change Employee’s position, duties, compensation and responsibilities as it deems appropriate in its sole discretion. Any such changes shall not change Employee’s obligations as set forth herein. During his/her employment with the Company, Employee shall devote his/her full business time and attention to the affairs of the Company.

(c) Employee understands, acknowledges and agrees that he/she is without any authority to enter into any contract or agreement on behalf of the Company or to assume any obligation of any kin, express or implied, on behalf of the Company unless expressly authorized to do so by the Company in writing.

2. Employee’s Representations.

(a) Employee represents and warrants that he/she is qualified and uniquely skilled to perform the services required by the Company in accordance with the standards of good professional practice and that Employee possesses all skills, qualifications and experience described in any application and/or resume submitted by Employee. Employee further understands and acknowledges that the Company relied upon these representations in hiring Employee and that the Company would not have hired Employee but for these representations.

(b) Employee represents that Employee’s employment with the Company and Employee’s performance of all of the terms of this Agreement do not, and will not, breach any agreement with any third party. Employee has not entered into, and Employee shall not enter into, any agreement either written or oral in conflict herewith.

(c) Employee acknowledges that he/she owes to Company a fiduciary duty of loyalty during the term of Employee’s employment and as may be otherwise provided by applicable law.

(d) Employee agrees that at all times during and after his/her employment with the Company, Employee shall not disparage the Company, its products, services, agents and/or employees.

(e) If Employee is terminated for any reason, Employee will be able to earn a livelihood due to his/her sufficient capabilities without violating this Agreement. Employee understands that his/her ability to earn a livelihood without violating this Agreement is a material condition of his/her employment with the Company.

3. Non-Solicitation of Employees/Contractors. Employee agrees that during the course of his/her employment with the Company, and for the period of twelve (12) months following the termination of Employee’s employment (the “Restricted Period”), regardless of the reason for the termination, Employee will not solicit, recruit or induce, in any manner, whether directly or indirectly, any “Person” to leave his or her employment or engagement with the Company. “Person” means any person who (a) is employed (whether as an agent, representative, contractor or consultant by the Company) at the time this Agreement is terminated, (b) was employed by the Company during the year preceding termination of this Agreement, or (c) is employed by the Company during the Restricted Period.

4. Non-Solicitation of/Non-Interference with Customers. Employee agrees that during the Restricted Period, regardless of the reason for the termination, Employee will not, in any manner, on his own behalf or on behalf of another:

(a) solicit or do business with any customer or prospective customer of the Company with whom Employee had professional “Contact” during Employee’s employment with the Company, for the purpose of providing or seeking to provide any products or services that relate, directly or indirectly, to the Company’s “Business” (as Defined in Section 5) (the “Services”). “Contact” means any interaction, whether direct or indirect, between Employee and a Company customer or prospective customer that takes place in an effort to establish, maintain, service, provide Services and/or further a business relationship on behalf of the Company;

(b) solicit or do business with any customer or prospective customer of the Company about whom Employee obtained information, or became familiar with through Confidential Information (as defined in Section 6), during Employee’s employment with the Company, for the purpose of providing or seeking to provide Services;

(c) solicit or do business with any person or entity who has been a customer of the Company within the twenty-four (24) months preceding the date of Employee’s termination for the purpose of providing or seeking to provide Services; and

(d) interfere in any way with the Company’s relationship with any customer or prospective customer.

5. Noncompetition.

(a) Employee acknowledges that during his/her employment with the Company he/she shall be engaged in the Company’s “Business,” which includes, but is not limited to, Cardiovascular and Metabolic drug development and commercialization (the “Business”). Employee also acknowledges and recognizes the highly competitive nature of the industry in which the Company is involved, and agrees that he/she shall have access to the Company’s Confidential Information (as defined in Section 6), shall benefit from the Company’s goodwill and shall obtain a competitive advantage as to the Company, its customers and prospective customers and its employees.

(b) Accordingly, ancillary to the agreement to hire Employee and provide Employee with Confidential Information set forth in Section 6, Employee agrees that, during the Restricted Period, regardless of the reason for the termination, Employee shall not, directly or indirectly, anywhere in the world, alone or as a partner, joint venturer, consultant, officer, director, employee, agent, or stockholder of any company or business organization or otherwise, engage in any business activity that (i) relates to the Business, or (ii) is in competition with the Business, including, but not limited to, any Company product or service developed or being developed, planned or being planned, drafted or being drafted, marketed or being marketed, distributed or being distributed, sold or being sold, or otherwise provided by the Company; provided however, that the record or beneficial ownership by Employee of 1% or less of the outstanding publicly traded capital stock of any such competing company shall not be deemed in and of itself to violate this Section, so long as Employee exercises no operational or strategic control over such company.

6. Confidentiality.

(a) During Employee’s employment with the Company and at any time thereafter, Employee shall not disclose or use or otherwise exploit, for his/her own benefit, or for the benefit of any other person or entity, any Confidential information (as defined in Section 6(b)). Employee acknowledges that all Confidential Information, together with all notes and records relating thereto and all copies, electronic versions and facsimiles thereof, are the exclusive property of the Company. Employee shall return all such Confidential Information to the Company promptly upon request by the Company and, in any event, promptly upon any termination or expiration of this Agreement.

(b) “Confidential Information” shall mean any of the trade secrets or confidential information concerning the organization, business or finances of the Company and/or of any third party, including, but not limited to, clients and vendors, which the Company is under an obligation to keep confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, clinical trial data, know-how, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer information, including, but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, control sheets, sales techniques, or related information about actual or prospective customers, business plans, marketing plans, sales techniques, projects, the Company’s salary and/or pay rates, other Company personnel information, and all other plans and/or proposals. “Confidential Information” shall not include information that (i) is or becomes a matter of public knowledge through no fault or without violation of any duty of confidentiality of the Employee; or (ii) is rightfully received by the Employee from a third party without a duty of confidentiality.

(c) Employee agrees that during Employee’s employment Employee shall not make, use or permit to be used any Company Documentation (as defined in Section 6(d)) otherwise than for the benefit of the Company. Employee further agrees that Employee shall not, after the termination of Employee’s employment for any reason, use or permit others to use any such Company Documentation, it being agreed that all Company documentation shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of .Employee’s employment for any reason Employee shall deliver all Company Documentation, and all copies thereof, to the Company, at its main office.

(d) The term “Company Documentation” shall mean notes, drafts, research, memoranda, manuscript, reports, proposals, business plans, marketing plans, lists, correspondence, records, drawings, sketches, blueprints, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs.

(e) Employee recognizes that the Company has received and in the future will receive from third parties, including, but not limited to, clients and vendors, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality. Of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such third parties, during the term of Employee’s employment and thereafter, regardless of the reason for Employee’s termination of employment, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, entity or corporation (except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company.

(f) The confidentiality, property, and proprietary rights protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(g) Employee agrees that Employee will not, during Employee’s employment with the Company, use or disclose any proprietary information or trade secrets of Employee’s former employers or of any other third parties, and that Employee will not bring onto the premises of the Company any unpublished document or any property belonging to Employee’s former employers or of any other third party, unless consented to in writing by said employers or third parties. By executing this Agreement, Employee indicates his/her understanding that any proprietary information or trade secrets of any prior employer is not necessary to his/her employment by the Company. Moreover, Employee acknowledges that the Company is directing him/her not to rely on such proprietary information or trade secrets in the course of his/her employment, not to disclose such information to the Company, and not to otherwise use such information.

(h) Employee specifically agrees and acknowledges that the obligations of confidentiality described in this Section are retroactive to the beginning of his/her performance of any services for the Company and shall apply to Confidential Information received by him/her at any time.

(i) Employee agrees and acknowledges that during his/her employment with the Company and for the Restricted Period, Employee shall inform each prospective new employer Employee may have, prior to accepting employment, of the existence of this Agreement, and shall provide each prospective employer with a copy of this Agreement. Employee agrees and acknowledges that the Company has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under this Agreement and provide such future employer with a copy of this Agreement. The Company shall be entitled to notify such actual or potential future employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement. In addition, Employee shall execute the certification attached hereto as Exhibit A upon termination.

(j) Employee further understands and agrees that in order for Company to protect its Confidential Information, the Company may at any time in its discretion, either with or without notice, audit and/or review files, materials and documents, computer hardware or software, email or voice message systems which are provided to, utilized by and/or created by the Employee in the course of the performance of the Employee’s duties under this Agreement.

7. Ownership of Information and Documents.

(a) For purposes of this Agreement, “Work Product” shall mean all information, including but not limited to, data, materials, text,, drawings, specifications, reports, notes, documentation, computer programs, inventions (whether or not patentable), records, business information, trade secrets and all works of authorship (including, without limitation, all copyrights and trademarks existing therein), conceived and/or reduced to practice, created or developed by Employee, alone or jointly with others, related to the business of Company or any client or conceived during work hours, at any time during Employee’s employment by the Company. Employee shall promptly and filly disclose to the Company any and all of such Work Product. All Work Product, whether preliminary or final, tangible or intangible, shall be and remain the sole property of Company (unless assigned or licensed by the Company), and shall not be photocopied, reproduced or removed from the premises of Company or any client except as required to perform duties under this Agreement or with the written permission of the client. All Work Product shall be delivered either to Company, or to the client upon request and, in any event, upon any termination or expiration of this Agreement. Employee hereby releases any right, title and interest Employee may have to any Work Product during the term of this Agreement. To the extent the Work Product is not, by operation of law, considered work for hire for the Company, or ownership of all right, title and interest of the intellectual property rights in the Work Product has not otherwise vested exclusively in Company, Employee hereby irrevocably assigns to Company, without further consideration, Employee’s entire right, title, and interest in and to such Work Product.

(b) In this regard, Employee has attached hereto, as Exhibit B, a list describing with particularity all intellectual property, including, but not limited to, property inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets which were created or owned by Employee prior to the commencement of his employment and which belong solely to Employee or belongs to Employee jointly with another, which relate in any way to any of the Company’s Businesses, products or research and development (collectively referred to as “Prior Inventions”), and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If, in the course of employment, Employee agrees to incorporate into a Company product, process or machine a Prior Invention owned by him or in which he has an interest, absent a prior written agreement or license between himself and the Company for such incorporation of the Prior Invention into a Company product, process or machine, then the Company is hereby granted and shall have anon-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(c) Employee agrees to execute documents reasonable or necessary to vest all right, title, and interest in and to any Work Product, including, but not limited to, patents, patent applications and trademark, and copyright filings. Employee shall maintain backup procedures during his/her employment with the Company to ensure that no data, documentation, program, text, specifications, notes, texts, drawings or other information prepared by Employee on behalf of Company or any client are lost or destroyed. If the Company is unable, after reasonable effort, to secure Employee’s signature on any application for patent, copyright, trademark or other analogous protection or other documents regarding any legal protection relating to Work Product, for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact. to act for and in his/her behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

(d) This provision shall not apply to an invention that Employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; (ii) result from any work performed by Employee for the Company or any client; or (iii) result from Employee’s use of Company resources or Property.

8. Remedies.

(a) Employee acknowledges that compliance with Sections 3, 4, 5, 6 and 7 hereof is necessary to protect the business and goodwill of die Company and that any breach of such Sections will irreparably and continually damage the Company in such a manner that money damages will not be an adequate remedy. Consequently, Employee agrees that, in the event of any breach or threatened breach any of the covenants contained in Sections 3 through 7 hereof, the Company shall be entitled to a preliminary and/or permanent injunction in order to prevent the continuation of such damage without having to prove actual damages. The Company may apply for such injunctive relief in any court of competent jurisdiction without the necessity of posting any bond or other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

(b) Employee agrees that if he/she violates any restrictive covenant in this Agreement (including Sections 3, 4 and 5) after his/her employment with the Company has terminated, the term of airy such covenant shall be tolled during the period of any such violation.

9. Waiver of Rights. If, in one or more instances, either party shall fail to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement but the obligations of both parties under this Agreement shall continue in full force and effect. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

10. Applicability and Assignability. The Company shall have the right to assign this Agreement, or any rights and obligations hereunder to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Employee may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company.

11. Indemnification. Employee, and Employee’s successors, assigns, executors, administrators and personal representatives, shall defend, indemnify and hold the Company harmless from and against any and all liabilities, losses, damages, claims or demands whatsoever(including expenses, court costs and reasonable attorneys’ fees) asserted against or incurred by the Company as a result of or by reason of (a) the damage, destruction or theft of property, (b) the death or injury of Employee or third persons, (c) Company having to defend any claim arising from Employee’s use of proprietary or trade secret information of a prior employer, and from any damages resulting from a final judgment or reasonable settlement of such claims, or (d) any negligence or intentional or willful act or omission of Employee, including errors and omissions arising out of, through or during the performance of Employee’s duties under this Agreement. This indemnification shall include, but not be limited to, claims for infringement of patents, trademarks or copyrights, misappropriation of trade secrets or Confidential Information, and/or breach of any restrictive covenants set forth herein, and is without prejudice to any of Company’s other rights or remedies at law.

12. Reimbursement. Employee hereby authorizes the Company at any time during or after the term of his/her employment to withhold from any amounts otherwise owed to Employee (including, but not limited to, salary, bonus, commissions and expense reimbursements) to the fullest extent permitted by applicable law: any and all amounts due to the Company from Employee, including, but not limited to, cash advances, draws, travel advances, overpayments made by the Company to Employee, amounts received by Employee due to the Company’s error, unpaid personal credit card or phone charges or any other debt Employee owes to the Company for any reason, including amounts with respect to misuse or misappropriation of Company assets or breach of this Agreement.

13. Survival. Sections 3-12, 14, 15 and 17 hereof shall survive any termination or expiration of this Agreement.

14. Severability. If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of this Agreement, but rather the remainder of this Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be enforced accordingly. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting, revising or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Employee hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

15. Choice of Law. The construction, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the state of New Jersey, without giving effect to New Jersey’s principles of conflicts of laws. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in New Jersey, and Employee hereby submits to the jurisdiction and venue of any such court.

16. Headings. The various headings in the Agreement are inserted for convenience only and shall have no effect on the interpretation of this Agreement or any part hereof.

17. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties hereto relating to the subject matter hereof. Employee acknowledges that Employee is not entering into this Agreement in reliance upon any statement or representation except as otherwise expressly set forth herein.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of date first above written.

EMPLOYEE	AEGERION PHARMACEUTICALS, INC.

/s/ Tom Burger	By:	/s/ Gerald Wisler
	Name:	Gerald Wisler
	Title:	President and CEO

Date: July 31, 2006	Date:	August 11, 2006

Exhibit B

TO:	Jerry Wisler

Aegerion Pharmaceuticals, Inc.

1140 Route 22 East

Suite 304

Bridgewater, NJ 08807

RE:	Acceptance of Employment

DATE: July 31, 2006

I represent that to the best or my understanding, I am under no common law or contractual obligation that would be an impediment to my employment with Aegerion Pharmaceuticals, Inc. (the “Company”). I will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer, in my employment with the Company.

I represent and warrant that I have not retained or copied any confidential, proprietary or trade secret information or property, in tangible or electronic form, belonging to any former employer.

I agree that, if at any time during my employment with the Company, I am at risk of using or disclosing any confidential, proprietary or trade secret information belonging to any former employer, I will immediately recuse myself from acting on the matter and advise the President of the Company, without revealing any protected information, the nature of my conflict; provided, however, that I will not be required to recuse myself in the event such disclosure is required by law or regulation or as a result of a response to a valid order of a court or another governmental body of the United States or any political subdivision thereof.

I understand that if any of the representations or warranties herein are intentionally false, or if I violate any of the terms of this memorandum, that my employment will be terminated and that such, conduct may result in the forfeiture of any and all stock incentives (vested and unvested) awarded or issued to me at the sole discretion of the Company and its Board of Directors.

Signature of Employee:	/s/ Tom Burger
Print Name of Employee:	Tom Burger

Date: July 31, 2006

Amendment to Employment Agreement

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of November 15, 2007 is between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Tom Burger (the “Executive”).

WHEREAS, the Executive is currently employed as a senior executive of the Company on the terms set forth in a letter from the Company dated July 31, 2006 (the “Agreement”);

WHEREAS, the Agreement contains certain severance provisions in respect of the Executive under the heading “Severance Eligibility”; and

WHEREAS, the parties hereto consider it appropriate that the terms of the Executive’s employment be amended to prevent adverse tax treatment of severance payments to the Executive upon termination, and that such amendment be reflect in the terms set forth in the Agreement.

NOW, THEREFORE, the Company and the Executive agree to the following amendment to the terms of the Executive’s employment, as set forth in the Agreement.

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to such terms in the Agreement.

2.	In the first paragraph under the heading “Severance Eligibility”, the first sentence is amended by adding “within 21 days following delivery of the release agreement to you” following “favor” in subpart (i).

3.	The section titled “Severance Eligibility” is further amended by adding a new paragraph to the end of the section that shall read as follows:

Anything in this letter to the contrary notwithstanding, if at the time of your termination of employment, you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that you become entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months and one day after your date of termination, (ii) your death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this paragraph.

4.	Scope of Amendment. Except as expressly set forth in this Amendment, the Agreement remains in effect without modification.

5.	Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date set forth above.

EXECUTIVE

/s/ Tom Burger
Name: Tom Burger

AEGERION PHARMACEUTICALS, INC.

/s/ William H. Lewis
By: William H. Lewis Title: Chief Financial Officer